EXHIBIT 23.1

CONSENT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS

We consent to the reference to our firm under the caption “Experts” in Amendment No. 2 to the Registration Statement (Form S-3, No. 333-102068) and related Prospectus of IMPCO Technologies, Inc. for the registration of 2,309,470 shares of its common stock and to the incorporation by reference therein of our report dated July 18, 2002 (except for the 3rd paragraph of Note 1 and Note 13, as to which the date is July 23, 2002) with respect to the consolidated financial statements and schedule of IMPCO Technologies, Inc. included in its Annual Report (Form 10-K), as amended, for the year ended April 30, 2002, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Long Beach, California

March 6, 2003